VANGUARD TRUSTEES EQUITY FUNDS
                                  P.O. BOX 2600
                             VALLEY FORGE, PA 19482
                                 (610) 669-1000

                                  MARCH 3, 2003

United States Securities and Exchange Commission
450 Fifth Street, NW
Washington, DC 20549
Attention:  Ruth Sanders, Senior Counsel


         Re:      Vanguard Trustees Equity Funds (the "Trust")
                  Registration No. 2-65955-99
                  File No. 811-2968

Dear Ms. Sanders:
     Pursuant to Rule 477(a) under the Securities Act of 1933, the Trust requests the withdrawal of Post-Effective Amendment No. 24, filed February 28, 2003 (the "Amendment"). The Amendment's EDGAR accession number is 0000932471-03-000303. The 485B filing was inadvertently filed on behalf of the wrong registrant.

     Please direct any communications concerning this filing to Edward C. Delk, Senior Counsel, The Vanguard Group, Inc. at (610) 669-6893.

Sincerely,

THE VANGUARD GROUP, INC.


Joseph F. Dietrick
Assistant Secretary